Exhibit 23.1

Madsen & Associates CPA’s, Inc.
684 East Vine Street
Building #3
Murray, UT 84107

CONSENT OF AUDITOR

Madsen & Associates, CPA’s, Inc. consents to the use in the Form 8-K for Sunrise USA, Inc., our report dated June 20, 2006, relating to the December 31, 2005 and 2004 consolidated financial statements of Pukka USA, LLC and Affiliate.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
August 18, 2006